NON-EXCLUSIVE LICENSE AGREEMENT
                         -------------------------------

         THIS NON-EXCLUSIVE LICENSE AGREEMENT ("AGREEMENT") dated as of December, 2000, is by and among GENIUS PRODUCTS, INC., a California Corporation ("LICENSOR"), c/o of its licensing agent Global Icons, LLC ("GLOBAL") and CATTON APPAREL GROUP, a New Jersey corporation ("LICENSEE").

         WHEREAS, LICENSOR owns or otherwise has the rights to license the copyrights and trademarks listed in SCHEDULE A (the "PROPERTY"); and

         WHEREAS, LICENSEE is a manufacturer, marketer and distributor of products which would benefit from use of the Property; and

         WHEREAS, LICENSEE recognizes the great value of the goodwill associated with the Property, and recognizes that the Property and associate goodwill are of great value to LICENSOR; and

         WHEREAS, LICENSOR has appointed GLOBAL as its master licensing agent to represent LICENSOR in its licensing program and under this Agreement; and

         WHEREAS, LICENSOR desires to grant and LICENSEE desires to acquire a license to manufacture, distribute and/or sell various products (as specified below) utilizing the Property under the terms and conditions as set forth below;

         NOW THEREFORE, in consideration of the mutual covenants set forth herein and for other consideration the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.       GRANT OF LICENSE; TERM; LIMITATIONS

         (a) LICENSE. Subject to the terms and conditions of this Agreement, including but not limited to the rights reserved in Paragraph 1(b), 1(c), 1(d) and 1(e), LICENSOR grants to LICENSEE a non-exclusive, non-transferable right and license to use the Property in the manufacture, promotion, advertising, marketing and distribution and sale of the Licensed Product (as defined in Paragraph 1(c) in the Territory (as defined in Paragraph 1(d) and in the Channels of Distribution (as defined in Paragraph 1(d) (the "LICENSE"). Other than as set forth herein, LICENSEE agrees not to use the Property, directly or indirectly in any Excluded Territory (as defined in Paragraph 1(d) or on any goods other than the Licensed Products, and agrees not to sell any Licensed Products with the knowledge that the purchaser intends to re-sell the Licensed Product in any Excluded Territory. Upon knowledge of such intended or actual unauthorized sale, LICENSEE shall immediately advise LICENSOR of all details of such sales and shall immediately cease all sales to such third party. Notwithstanding the foregoing, (i) LICENSOR shall not enter into any license agreements with LICENSEE's direct competitors which would conflict with LICENSEE's rights with respect to the Licensed Products within the Territory during the License Term, provided that LICENSEE materially performs all of its obligations under this Agreement; and (ii) LICENSEE shall not enter into any license agreements with The Baby Einstein Company, LLC during the License Term.

         (b) LIMITATIONS ON LICENSE: No license is granted hereunder for the use of the Property for any purpose other than on or in connection with the Licensed Products. LICENSEE shall not sell Licensed Products to any customers which are disapproved in writing by LICENSOR. No license is granted hereunder for the manufacture, sale or distribution of Licensed Products to be used for the purpose of increasing the sale of another item; promoting or publicizing any product or service; fund-raising or as giveaways; or to motivate a sales force, merchant, consumer, or any other person to perform a specific act. In the event LICENSEE desires to sell Licensed Products for such purposes, LICENSEE acknowledges and agrees that it shall first seek and obtain a separate license from LICENSOR and that the third party user thereof shall also obtain a separate license from LICENSOR for such use of Licensed Products.

         (c) LICENSED PRODUCTS. The "LICENSED PRODUCTS" are defined as delineated and categorized in SCHEDULE 1(A) attached hereto and incorporated herein, manufactured by LICENSEE, approved as to quality by LICENSOR prior to public exposure as provided by Paragraph 5, and that bear the LICENSOR's trademarks on the said products and any labels, in accordance with the provisions of Paragraph 1(f).

         (d) TERRITORY; CHANNELS OF DISTRIBUTION. The License granted in Paragraph 1(a) above is for the United States, its territories and possessions, Puerto Rico and Canada (the "TERRITORY"). All other countries are considered to be an excluded territory (any such country, an "EXCLUDED TERRITORY"). LICENSEE shall make sales of Licensed Products through the Channels of Distribution defined in SCHEDULE 1(B) attached hereto.

         (e) OWNERSHIP AND RESERVED RIGHTS. LICENSOR reserves and retains the right, title and interest in the Property, and reserves and retains the right to:

                  (i) license, design, manufacture, distribute and sell at wholesale, retail or otherwise (1) any products other than the Licensed Products, in the Territory and (2) any Licensed Products in any Excluded Territory.

                  (ii) design and manufacture within the Territory, Licensed Products for distribution and sale in any Excluded Territory.

                  LICENSEE may not use the Property in any manner other than as expressly licensed under this Agreement. LICENSEE shall not claim any right, title or interest in the Property or goodwill associated therewith other than pursuant to the limited license granted in this Agreement and hereby waives any right it otherwise might acquire as a licensee, distributor or holder of a business opportunity.

         (f) PROPERTY USE AND MARKING. LICENSEE shall use the Property in a manner that does not derogate LICENSOR's rights therein or in any manner detract from or damage the goodwill associated therewith. When the Property is used in text, it shall be distinguished from the surrounding text. When LICENSEE uses any trademark on Licensed Products, labels, hang tags, packaging, or in advertisements or other promotional material, the trademark shall be designated as such by use of the "TM" notation or the "(R)" symbol, as directed by LICENSOR, as a superscript to the mark. LICENSEE agrees that the trademark will appear on each Licensed Product and its packaging, if any. LICENSEE shall use only those tags, labels and packaging materials which have been previously approved in writing by LICENSOR. On all Licensed Products, LICENSEE shall affix such legends, markings and notices as reasonably required by LICENSOR and the law. LICENSEE acknowledges that the omission of the notice shall be considered a material breach of this Agreement.

         (g) LICENSE TERM. Subject to earlier termination as otherwise provided in this Agreement, the term of the License hereunder shall commence on the date hereof, and will continue until February 29, 2004 (the "LICENSE TERM"). Additionally, (a) LICENSEE shall ship the Licensed Products to distributors in the Territory no later than December 1, 2001 (the "SHIP DATE") and (b) LICENSEE shall use its commercially reasonable efforts to cause all of the participating distributors to introduce the Licensed Products into the Channels of Distribution within the Territory no later than Maarch 1, 2002.

         (h)      NO SUBLICENSE OR ASSIGNMENT.

                  (i) LICENSEE has no right to, and shall not, transfer or assign, or grant any sublicense, concession, right or privilege relating to, the Property or the Licensed Products either directly, indirectly or by operation of law. A change of ownership, as defined in Paragraph 9(c)(1) shall constitute an assignment.

                  (ii) LICENSEE shall contract for the manufacture of the Licensed Products by a third party only pursuant to a written agreement with such third party approved in writing by LICENSOR.

2.       MANUFACTURING, MARKETING AND PROMOTION

         (a) MANUFACTURE. LICENSEE agrees that the Licensed Product shall equal or exceed all mandatory industry and government standards established in respect of safety and fitness for use. All applicable government standards of the Territory shall be followed, whether federal, state or local. If the Territory is the U.S. or is inclusive of the U.S., such standards shall include, but not be limited to, the Consumer Product Safety Act and all appropriate sections of the Code of Federal Regulations, and to the extent applicable, the Products shall equal or exceed the standards set forth in the Hazardous Substances Act, the Flammable Fabrics Act, the Child Safety Protection Act and the Toy Manufacturers of America Safety Standards as contained in ASTM F963 and comparable industry standards. In accordance with industry practices applicable with respect to the types of products manufactured by LICENSEE, LICENSEE agrees, on an annual basis, to provide to LICENSOR at LICENSEE's expense a certificate of an approved independent testing laboratory certifying that the Products comply with such standards and regulations.

         (b) MARKETING AND PROMOTION. LICENSEE shall use its commercially reasonable efforts to exploit the License throughout the Territory, including but not limited to, selling commercial quantities of a representative sampling of the Licensed Products of the various styles as approved by LICENSOR; offering for sale the Licensed Products so that they may be sold to the consumer on a timely basis; and maintaining a sales force sufficient to provide effective distribution throughout the Territory; and cooperating at LICENSEE's expense with LICENSOR's and any of its other licensees' marketing, merchandising, sales and anti-counterfeiting programs. LICENSOR and Global shall use its commercially reasonable efforts to assist LICENSEE with marketing and promotion of the Licensed Products.

         (c) COMPLIANCE WITH LICENSOR'S MARKETING PLANS. LICENSEE shall use its commercially reasonable efforts to comply with LICENSOR'S roll-out and marketing plans, which LICENSOR shall provide to LICENSEE at the time such plans are finalized by LICENSOR.

         (d) ADVERTISING AND PROMOTION; APPROVAL. All advertising and promotion of the Licensed Products must be consistent with the high quality, image and standards of LICENSOR and shall be subject to the prior express written approval of LICENSOR. No advertising or promotional material shall refer to LICENSOR's name without LICENSOR's prior written approval.

         (e) THIRD PARTIES. No manufacturer engaged by LICENSEE may sell or ship Licensed Products to any party except LICENSEE or its designee, and LICENSEE shall not contract for the manufacture and/or sale of the Licensed Products by a third party without the prior express written approval of LICENSOR and then only pursuant to a written agreement with such third party approved by LICENSOR, unless LICENSOR expressly waives such requirement. The written agreement shall obligate the third party to the applicable obligations of the LICENSEE under this Agreement such as, for example, the quality standards, protection and use of the Property, Confidential Information, right of inspection of premises, books and records, and prevention of resale of seconds.

3.       ROYALTIES.

         (a) GUARANTEE AND ADVANCE. LICENSEE hereby guarantees Royalties (as defined in Paragraph 3(c)) of not less than Seventy Five Thousand Dollars ($75,000) (the "GUARANTEE"). Upon execution of this Agreement, LICENSEE shall pay a non-refundable sum of Ten Thousand Dollars ($10,000) (the "ADVANCE"), to GLOBAL on behalf of LICENSOR. The Advance shall serve as an advance against the Royalties payable by LICENSEE hereunder. Once Royalties owed to LICENSOR surpass the amount of the Advance, LICENSEE shall make quarterly Royalty payments as set forth herein. The balance of Guarantee (i.e., Sixty Five Thousand Dollars ($65,000), shall be paid in full not later than December 1, 2003 according to the following schedule, provided that such balance is not previously remitted in earned
                  Royalties:

                  (i) Fifteen Thousand Dollars ($15,000) due six (6) months after the Ship Date (as defined in Paragraph 1 (g)(I) above), but no later than June 1, 2001.

                  (ii) Twenty Five Thousand Dollars ($25,000) due on or before December 1, 2002; and

                  (iii) Twenty Five Thousand dollars ($25,000) due on or before December 1, 2003.

         (b) NET SALES. For purposes of calculating any Royalty (as defined in Paragraph 3(c)), "NET SALES" shall mean the full wholesale prices of the Licensed Products in U.S. dollars, billed, invoiced or shipped, whichever is first to occur, by LICENSEE to its customers within the Territory during the "ROYALTY PERIOD" (defined in Paragraph 3(c)), less trade discounts, and allowances and less defective merchandise returns actually received by LICENSEE. Returns on account of defective merchandise shall not exceed an aggregate of five percent (5%) of Net Sales for any three (3) consecutive Royalty Periods. If such returns do exceed the five percent (5%) threshold, it shall be considered a material breach of this Agreement by LICENSEE.

         (c) PERCENTAGES. LICENSEE agrees to pay a royalty to GLOBAL (until notified in writing otherwise) on behalf of LICENSOR at rates equal to the percentages of LICENSEE's Net Sales, as set forth below (the "ROYALTY"), in each calendar quarter within thirty
                  (30) days after the end of each calendar quarter for the sales of the Licensed Products sold during such calendar quarter. For the duration of the License Term. each such quarterly period is referred to as a "ROYALTY PERIOD":

            ROYALTY RATE                                 NET SALES
            ------------                                 ---------

                      6%                       Net Sales for all Tee Shirts sold
                                                        through December 1, 2002

                      8%                    Net Sales for all Tee Shirts sold in
                                         the period of commencing on December 1,
                                             2002 through the expiration of this
                                           Agreement (i.e., February 29, 2004 or
                                                         an earlier termination)

                      8%                     Net Sales for all Licensed Products
                                              (excluding Tee Shirts, as outlined
                                             above) sold during the Term of this
                                                                       Agreement

         (d) TIME OF PAYMENTS OF ROYALTY. Within thirty (30) days after the end of each Royalty Period during the Term, commencing no later than January 15, 2001, LICENSEE shall pay GLOBAL on behalf of LICENSOR, in U.S. Dollars by check or in any other manner designated by LICENSOR in writing, the Royalty (applicable for the prior Royalty Period) less the non-refundable Advance not otherwise credited.

         (e) LATE PAYMENTS. If any payment is not received by LICENSOR within ten (10) days of the due date, LICENSEE shall pay to GLOBAL on behalf of LICENSOR a late charge on all overdue payments calculated at an annualized rate of fourteen percent (14%) of such overdue sum.

         (f) INDEPENDENT COVENANT. The obligation of LICENSEE to pay Royalties is absolute notwithstanding any claim which LICENSEE may assert against LICENSOR. LICENSEE shall not have the right to set-off, compensate against or make any deduction from Royalties for any reason whatsoever.

4.       DEPOSITS; BOOKS AND RECORDS

         (a) REPORT. At the time each Royalty payment is due, LICENSEE agrees to deliver to LICENSOR and GLOBAL a report setting forth: Net Sales and Royalty payable for the Royalty Period covered by the report, as well as Advance credited against such Royalty, the form of which first shall be approved by LICENSOR and amended as reasonably requested by LICENSOR.

         (b) SEPARATE BOOKS AND RECORDS. LICENSEE shall maintain separate and appropriate books of account and records sufficient to reconcile the number of units manufactured that are Licensed Products with the number of units sold, separated by the appropriate Channels of Distribution, all in accordance with generally accepted accounting principles.

         (c) RIGHT TO EXAMINE. LICENSOR and GLOBAL, at all times during and after termination or expiration of this Agreement, shall have the right, through any authorized representative of its choice, on five (5) business days advance notice to LICENSEE, to examine and copy all of LICENSEE's books and records relating to the manufacture and sale of the Licensed Products no more than once during a twelve (12) month period, provided that within the preceding twelve (12) month period no underpayments of Royalties are discovered. LICENSOR and GLOBAL shall have the right to examine the books and records of all companies with common ownership which transact business with LICENSEE. "COMMON OWNERSHIP" shall mean that one or more of the principals, partners or shareholders is a principal, partner or shareholder of LICENSEE. All such examinations shall be at LICENSEE's principal place of business and during normal business hours. LICENSEE shall keep all books of account and records available for at least three (3) years after the close of each fiscal year to which they relate. LICENSEE shall maintain its books and records only at its principal office premises and shall not remove this information unless it has given LICENSOR and GLOBAL thirty
                  (30) days written notice of the new location (which must be in the United States). If an examination discloses that LICENSEE has understated Net Sales or underpaid any Royalty for any report period, without prejudice to any of LICENSOR's rights, LICENSEE shall pay GLOBAL on behalf of LICENSOR the amount, if any, by which the actual Royalties exceed Royalties paid within ten (10) days of receipt of notice by LICENSOR and GLOBAL to such effect, together with the applicable late charge as provided. Further, if LICENSEE underpays Royalties by more than three percent (3%) or US $10,000 (whichever is greater) for any calendar year, LICENSEE shall pay all costs, fees and expenses incurred by LICENSOR and GLOBAL in conducting such examination, in addition to any late charges and interest provided for in this Agreement and reasonable attorneys' fees. If LICENSEE underpays Royalties by more than five percent (5%) or US $25,000 (whichever is greater) for any calendar year, LICENSOR may terminate this Agreement at LICENSOR's sole discretion.

5.       QUALITY STANDARDS

         (a) STANDARDS. LICENSEE agrees to cause the Licensed Products to be:

                  (i) of quality, material, workmanship, condition, appearance, and image at least equivalent to the quality, material, workmanship, condition, appearance, and image of other similar products of LICENSOR (as described and approved in writing by LICENSOR in its sole discretion);

                  (ii) in accordance with this Agreement and all applicable laws and rules, and within the definition of Licensed Products, and

                  (iii) in conformity with designs and samples supplied by LICENSEE and approved by LICENSOR as provided in this Paragraph 5.

         (b) RIGHT TO APPROVE OR REJECT. All matters requiring approval of LICENSOR or the exercise of its discretion shall be at the sole and absolute discretion of LICENSOR. A submission for approval shall be deemed disapproved unless LICENSOR delivers a notice of approval within ten (10) business days after transmittal by LICENSEE. LICENSOR shall have no obligations to approve, review or consider any items which do not comply with the required procedures as set forth in this Paragraph 5(c). Approval by LICENSOR shall not be construed as either (i) a determination that the approved matter complies with all applicable regulations and laws; or (ii) an express or an implied representation or warranty of merchantability or fitness of purpose with respect to any Licensing Product. No disapproved proposed item shall be manufactured, sold, used, distributed or advertised. LICENSEE may revise any disapproved item and resubmit it. LICENSEE must strictly comply with all of LICENSOR's decisions. Upon reasonable notice, LICENSOR may withdraw approval of any previously approved item, provided, however, that LICENSEE shall be allowed to sell all previously approved Licensed Products in accordance with the terms hereof if such Licensed Products have already been manufactured at the time LICENSOR has withdrawn it's approval. LICENSEE bears the entire risk that any sample or production run Licensed Product does not meet the standards set forth in this Paragraph 5.

         (c)      APPROVAL PROCEDURE.

                  (i) PRODUCTION SAMPLES AND INSPECTION. Prior to the production or manufacture of any Licensed Product, if applicable, LICENSEE shall submit for LICENSOR's prior written approval all final Licensed Product designs, specifications and color details. After receiving written approval of the design, specification and color details, if applicable, and prior to production of Licensed Product, LICENSEE agrees to supply to LICENSOR five (5) prototypes (including the proposed Products, packaging, advertising, display, labeling, trade dress, merchandising, and all other material of any character whatsoever) together with a description of the intended use of the material of each Licensed Product for its inspection and approval. LICENSEE shall be responsible for any and all costs of shipping and handling incurred in providing the samples. LICENSOR and GLOBAL shall have the right to purchase additional samples for their own personal use at the actual cost of the Licensed Products plus shipping and handling.

                  (ii) REJECTED GOODS. If Licensed Products manufactured do not conform to previously approved confirmation samples LICENSOR shall have the sole right to withdraw its approval and LICENSEE shall have thirty
                           (30) days cure period to re-submit for approval. LICENSEE immediately shall cease production, advertising, sale and/or distribution of the rejected goods until such time as the manufactured Licensed Products conform to the approved confirmation samples. This Agreement shall remain in full force and effect as to Licensed Products not affected by this Paragraph.

                  (iii) NONCONFORMING GOODS. If the appearance or quality of any Licensed Product ceases to be acceptable to LICENSOR, LICENSOR shall have the right, in the exercise of its sole subjective discretion, to withdraw its approval of such Licensed Product. Upon receipt of written notice from LICENSOR of its election to withdraw such approval with respect to any Licensed Product, LICENSEE shall immediately cease the use of the Property in connection with the promotion, advertising, sale, manufacture, distribution or use of such Licensed Product. LICENSEE may complete all work in process. Notice of such election by LICENSOR to withdraw approval shall not relieve LICENSEE from its obligation to pay Royalties on sales of such Product made by LICENSEE to the date of disapproval or thereafter as permitted. LICENSEE agrees to neither sell nor expose to the public any goods not conforming to the standards in Paragraph 5(a) unless, and only if, all Property is completely removed and are not used in any connection with their sale or distribution.

         (d) APPROVAL OF FACILITIES. LICENSEE shall provide the addresses of all facilities, including third party manufacturers, at which the Licensed Products are manufactured. LICENSOR and GLOBAL shall have the right to inspect and approve all such facilities of LICENSEE. LICENSEE's agreements with third party manufacturers shall provide for the right of LICENSOR and GLOBAL to inspect such third party's facilities. All inspections shall be during regular business hours upon ten
                  (10) business days notice to LICENSEE or LICENSEE's third party manufacturers. Inspections may include any reasonable actions necessary to assure LICENSOR that the Licensed Products are made in accordance with this Agreement, including but not limited to laboratory testing.

         (e) LICENSEE shall supply LICENSOR and GLOBAL with five (5) samples of each of the completed Licensed Products, promptly upon completion. LICENSEE shall be responsible for any and all costs of shipping and handling incurred in providing said samples under this Agreement. LICENSOR and/or Global shall have the right to purchase additional samples for their own personal use at the actual cost of the Licensed Products, plus shipping and handling.

6. CONFIDENTIALITY For purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall mean information or materials regarded by each party as its confidential information, including pricing information, manufactures names, and any formula, pattern, compilation, program, device, method, technique, process, information related to its past, present or future research, development or business affairs, and its proprietary products, materials, concepts, know-how or methodologies and that (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Both parties agree to keep all Confidential Information of LICENSOR and LICENSEE strictly confidential and to use such knowledge only to the exercise and performance of its respective rights and obligations under this Agreement; except that Licensed Products may be displayed and any detail evident from examination of a Licensed Product may be disclosed only at and after the line-break applicable to that Licensed Product and season. Upon expiration or termination of this Agreement, whichever first occurs, LICENSEE shall return all designs, patterns, samples and other embodiments of Confidential Information not yet disclosed as provided in the preceding sentence.

7.       INTELLECTUAL PROPERTIES

         (a) PROPERTY VALUE. LICENSEE acknowledges that the Property has great value and associated goodwill because the public and the industry associate the Property with goods having consistently high quality that are sold primarily by retailers of high repute who sell primarily high quality goods and who maintain high merchandising standards. LICENSEE shall use its commercially reasonable efforts to preserve the value and goodwill of the Property and to cooperate with LICENSOR's efforts to preserve their value and goodwill as contemplated by this Agreement.

         (b) PROPERTY OWNERSHIP. LICENSEE (as between LICENSOR and LICENSEE) acknowledges LICENSOR's ownership of the Property, and acknowledges that all use of such Property inures to the exclusive benefit of LICENSOR. LICENSEE shall not at any time either during or after the Term of this Agreement:

                  (i) claim ownership of or attempt to register the Property;

                  (ii) do or commit any act which would adversely affect the validity of the Property;

                  (iii)    infringe LICENSOR's rights in the Property;

                  (iv)     use any business name with the Property in it;

                  (v)      seek to cancel the Property rights; or

                  (vi) engage in any activity which may contest, dispute, dilute or otherwise impair the right, title, interest or goodwill of LICENSOR in the Property. For the purpose of protection of rights in the Property only, all uses of the Property made by or on behalf of the LICENSEE are deemed to have been made by LICENSOR.

         (c)      REGISTRATIONS:

                  (i) LICENSEE shall, at LICENSOR's cost, cooperate with LICENSOR and GLOBAL in the execution, filing and prosecution of trademark, copyright or patent applications; LICENSEE shall, at LICENSOR's cost, supply LICENSOR and GLOBAL with samples for applications. LICENSEE shall cooperate with LICENSOR and GLOBAL in making and terminating registered user entries. LICENSOR shall pay all costs and fees in connection with filing and prosecution of trademarks, copyrights and patents. These obligations shall survive termination.

                  (ii) LICENSOR and LICENSEE shall file applications and documents with the appropriate government office, as required by law or as deemed prudent by LICENSOR, at LICENSOR's sole cost.

         (d) INFRINGEMENTS. LICENSEE shall immediately give notice to LICENSOR and GLOBAL, by telephone and in writing, of any infringement or misuse of any Property by any third party of which LICENSEE becomes aware. LICENSOR shall have the right, but not the requirement, to commence legal action regarding any misuse at its expense. LICENSEE shall reasonably cooperate in any infringement action commenced by LICENSOR or GLOBAL as LICENSOR shall require; PROVIDED, HOWEVER, that any and all costs incurred by LICENSEE in connection with such litigation shall be borne by LICENSOR, except nominal or sample costs shall be borne by LICENSEE. Notwithstanding the foregoing, LICENSEE shall not be required to join any such action commenced by LICENSOR. If LICENSOR does not commence such action, LICENSEE may prosecute such action at its cost and risk.

8.       INDEMNITY; INSURANCE; REPRESENTATIONS

         (a) INDEMNITY. LICENSEE agrees to indemnify, defend and hold harmless LICENSOR and GLOBAL, and each of their respective shareholders, members, directors, officers, employees and agents from and against any and all obligations, liabilities, claims, demands, suits, actions, causes of action, damages and expenses (including but not limited to reasonable attorney's fees) caused by or arising from LICENSEE's manufacture, labeling, use, sale or distribution of Licensed Products or any other goods, or from product liabilities arising from the manufacture, use or sale of any of the Licensed Products or other goods by LICENSEE, or from any alleged defect in a Licensed Product regardless of whether the action is based upon negligence or strict liability, and regardless of whether the alleged negligence of LICENSEE is characterized as "passive" or "active"; or from unauthorized use by LICENSEE of LICENSOR's rights in the Property, or from any casualty or other risk of loss, damage or destruction of the Licensed Products or any materials, supplies or inventory therefor, or for any violation of any warranty, representation or agreement made by LICENSEE pertaining to a Licensed Product. Anything herein to the contrary notwithstanding, LICENSEE shall have no obligation to indemnify LICENSOR for its negligence or willful misconduct.

         (b) INSURANCE. LICENSEE shall maintain comprehensive general liability insurance in the amount of at least One Million Dollars ($1,000,000) (combined single limit per occurrence) and Two Million Dollars ($2,000,000) aggregate per year, plus defense costs. This insurance shall include broad form blanket contractual liability, products and completed operations liability, including protection for LICENSOR its shareholders, members, directors, officers, employees and agents (including Global) against any claims, damages, liabilities, costs and expenses (including attorney's fees) arising out of any alleged defect (whether latent or patent) in any and all Licensed Products manufactured, distributed, sold or otherwise disposed of by LICENSEE. LICENSEE shall purchase insurance against theft and destruction of the Licensed Products which shall: 1) be written on an "all-risk" basis; 2) provide that LICENSEE shall be reimbursed for loss in an amount equal to the manufacturer's selling price for the Licensed Products (this may be accomplished by either a selling price endorsement or business interruption insurance); 3) provide that LICENSOR is an added as additionally named loss payee with respect to loss of Licensed Products; 4) be in effect while goods are on premises owned, rented and controlled by LICENSEE and while in transit or storage; and 5) include a brand and label clause stating that the insurer will pay the cost of removing LICENSOR's name from damaged merchandise and labeling goods. The insurance shall include: 1) a cross-liability endorsement; 2) an endorsement stating that LICENSOR shall receive at least thirty (30) days written notice prior to modification, cancellation or non-renewal of coverage; 3) an endorsement naming LICENSOR as a named insured; 4) an endorsement stating that the insurance purchased by LICENSOR shall only apply in excess of the insurance purchased by LICENSEE; 5) a waiver of subrogation in favor of LICENSOR; and 6) an endorsement stating that LICENSOR may recover for any loss caused to LICENSOR, or their respective shareholders, members, directors, officers, employees or agents (including Global) by the negligence (including active, passive and gross negligence) of LICENSEE. All insurance shall be obtained from an insurance company Best's rated A, class 10 or better acceptable to LICENSOR. LICENSEE shall give LICENSOR and insurance policy that would affect the status or benefits of LICENSOR or GLOBAL. This insurance may be obtained for LICENSOR by LICENSEE in conjunction with a policy which covers products other than the Licensed Products. LICENSEE shall furnish certificates and endorsements of the required insurance policies. Upon request, LICENSEE shall provide copies of policies. The insurance set forth in this section shall cover the entire Territory.

         (c) If either party learns of a claim related to this Agreement or the Licensed Products, it shall immediately notify the other party by telephone, and in writing transmitted by nationally recognized overnight courier, of the subject matter, the parties and the nature of the claim. If the claim pertains to any of LICENSEE's obligations under this Agreement or the Licensed Products, LICENSEE shall promptly inform LICENSOR of what steps it is taking to correct the claim or complaint whether by consumer or a government body. LICENSOR and LICENSEE shall cooperate in the resolution of all such claims.

         (d) NO REPRESENTATIONS. LICENSOR has made no representation or warranty, except as expressly provided, with respect to the Licensed Products. Notwithstanding anything to the contrary contained herein, LICENSOR represents and warrants that LICENSOR holds valid U.S. federal trademark registrations in and to the Property. Furthermore, LICENSOR represents and warrants that it shall comply with any applicable laws with respect to its intellectual property rights and obligations under this Agreement. There are no implied warranties for merchantability or fitness for any particular purpose.

                  Notwithstanding the foregoing, LICENSOR acknowledges and agrees that once LICENSOR approves LICENSEE's submissions in accordance with Section 5 of this Agreement, such approval shall be deemed LICENSOR's consent to concept and design of the Licensed Products provided in no event shall LICENSOR be liable for any breach of any implied or express warranty of merchantibility or fitness for any purpose.

         (e)      NO LEGAL IMPEDIMENTS. The parties represent and warrant that:

                  (i) they have the full right, power and authority to enter into this Agreement and to perform all obligations;

                  (ii) they are financially capable of performing their obligations.

         (f) LICENSEE REPRESENTATIONS. LICENSEE warrants and represents that it is a New Jersey corporation, validly existing and in good standing under the laws of New Jersey. LICENSEE further represents and warrants that it will use its commercially reasonable efforts to market the Licensed Products. LICENSEE further represents that entering into this Agreement will not result in the violation of: (i) the organizational documents or bylaws of LICENSEE, (ii) any agreement, contract, lease, license, document or other commitment, written or oral, to which LICENSEE is a party or may become bound, or (iii) any applicable law, rule, license or regulation.

         (g) LICENSOR Representations. LICENSOR warrants and represents that it is a California corporation, validly existing and in good standing under the laws of California. LICENSOR further represents that entering into this Agreement will not result in the violation of : (i) the organizational documents or bylaws of LICENSOR, (ii) any agreement, contract, lease, license, document or other commitment, written or oral, to which LICENSOR is a party or may become bound, or (iii) any applicable law, rule, license or regulations.

         (h) COMPLIANCE WITH LAW. Both parties shall take all actions required by any local, provincial, national or regional agency, government or commission to carry out the purposes of this Agreement in compliance with applicable law (including, but not limited to any applicable child labor laws and/or regulations). Both parties shall immediately provide each other with copies of any communications to or from any such agency, government or commission which relates to or affects this Agreement or the Licensed Products.

9.       TERMINATION

         (a) OTHER RIGHTS UNAFFECTED. Termination on any ground shall be without prejudice to any other rights or remedies.

         (b) TERMINATION FOR BREACH OR MATERIAL BREACH. If LICENSEE or LICENSOR breaches any of its obligations, the other may terminate this Agreement by transmitting to the breaching party a notice of termination (the "NOTICE OF TERMINATION"). A material breach may or may not be specifically designated as such in this Agreement. Termination will become effective automatically unless the breaching party completely cures the breach within five (5) business days of giving the Notice of Termination if the breach is a failure to pay money or within ten10 business days of the giving of such Notice of Termination if the breach is any other breach except as otherwise herein provided. If the LICENSEE is the breaching party, pending cure, the LICENSEE may continue to ship Licensed Products PROVIDED the breach is being cured in good-faith. Upon the giving of a Notice of Termination for the third time, for any reason, the breaching party shall no longer have the right to cure any violation, and termination shall be effective upon the giving of the Notice of Termination.

         (c)      GROUNDS FOR IMMEDIATE TERMINATION.

                  (i) CHANGE OF OWNERSHIP: The right of LICENSOR to approve or disapprove any transfer of all or part of the ownership of LICENSEE (whether by sale of substantially all its assets or by transfer of shares of its stock) shall be at the sole discretion of LICENSOR. If Licensee breaches Paragraph 1(c); if there is a change in more than fifty percent (50%) of the ownership of LICENSEE (except for change in ownership due to transfers for estate planning purposes); if LICENSEE sells or otherwise disposes of fifty percent (50%) or more of its stock or assets; or, if any of the key executives listed in SCHEDULE 9(C) leaves LICENSEE, LICENSOR shall have the right to immediately terminate.

                  (ii) LICENSEE'S INSOLVENCY: LICENSOR may terminate if: a petition for relief under the Bankruptcy Code is filed by or against the LICENSEE; LICENSEE makes any assignment for the benefit of its creditors; LICENSEE becomes the subject of proceedings under any insolvency, reorganization or receivership law; LICENSEE defaults on any obligation which is secured by a security interest, in whole or in part, in the Licensed Products in an amount in excess of $100,000 and is not cured within the sixty (60) day cure period; or, a receiver is appointed for LICENSEE or a substantial part of its business interests. Termination will become effective automatically sixty
                           (60) days after LICENSOR gives notice if LICENSEE: fails to discharge the bankruptcy or terminate the assignment for the benefit of creditors. The license and rights granted are personal to LICENSEE. No assignee for the benefit of creditors, receiver, debtor in possession, trustee in bankruptcy, sheriff or any other officer or court charged with taking over custody of LICENSEE's assets or business, shall have any right to continue performance of this Agreement or to exploit or in any way use the Property if this Agreement is terminated pursuant to the preceding subparagraph, except as may be required by law.

                  (iii) LICENSOR's Insolvency: LICENSEE may terminate if: a petition for relief under the Bankruptcy Code is filed by or against LICENSOR; LICENSOR makes any assignment for the benefit of its creditors; LICENSOR becomes the subject of proceedings under any insolvency, reorganization or receivership law;

                           LICENSOR defaults on any obligation which is secured by a security interest, in whole or in part, in the Licensed Products in an amount in excess of $100,000 and is not cured within the sixty (60) day cure period; or, a receiver is appointed for LICENSOR or a substantial part of its business interests. Termination will become effective automatically sixty
                           (60) days after LICENSEE gives notice if LICENSOR: fails to discharge the bankruptcy or terminate the assignment for the benefit of creditors. The license and rights granted are personal to LICENSOR. No assignee for the benefit of creditors, receiver, debtor in possession, trustee in bankruptcy, sheriff or any other officer or court charged with taking over custody of LICENSOR's assets or business, shall have any right to continue performance of this Agreement or to exploit or in any way use the Property if this Agreement is terminated pursuant to the preceding subparagraph, except as may be required by law.

                  (iv) QUALITY AND MARKETING DEFAULTS: LICENSOR may immediately terminate this Agreement with no right of cure, if:

                           (1) LICENSEE understates Royalties and/or payments due for any report by more than five percent (5%) or US$25,000, whichever is greater, makes any unreported sales or knowingly misrepresents or misstates material information in any other report required or requested under this Agreement;

                           (2)      LICENSEE ceases to do business;

                           (3) LICENSEE ceases to market any of the Licensed Products for more than three (3) consecutive months;

                           (4) events occur that call for immediate termination as expressly provided elsewhere in this Agreement; or

                           (5) LICENSEE markets products using the Property not submitted for approval; or for which no approval is granted.

10.      OBLIGATIONS AT EXPIRATION OR TERMINATION

         (a) TERMINATION OF RIGHTS. Upon expiration or termination of this Agreement for any reason, all rights in the Property granted to LICENSEE shall automatically terminate and LICENSEE shall cease and desist from any and all manufacture, sale, distribution or disposal of the Licensed Products, or any use of the Property or of any Licensed Products or Property which are substantially or confusingly similar to the Property, except as specifically provided in this Paragraph. Furthermore, upon LICENSOR paying for same, LICENSEE shall immediately turn over to LICENSOR any production molds and/or materials created and/or used in connection with the Licensed Products.

         (b) INVENTORY. Upon LICENSOR's request, within ten (10) days after the expiration of this Agreement or, in the event of its termination or non-renewal, within ten (10) days after the receipt of a Notice of Termination or a notice of non-renewal or the happening of an event which terminates this Agreement where no notice is required, LICENSEE shall give LICENSOR and GLOBAL a written statement showing: i) the Licensed Products in its possession or under its control; ii) location of the inventory; iii) work in process; and iv) Licensed Products in transit. LICENSEE shall dispose of these goods only pursuant to the specific terms of this Paragraph 10.

         (c) OTHER ITEMS BEARING THE PROPERTY. All items other than the Licensed Products, bearing the Property, such as stationary, business cards, etc., shall be at LICENSEE's option recycled, destroyed or delivered to LICENSOR immediately upon termination or expiration.

         (d) CONCLUDING SALES. LICENSEE shall not undertake any new production, that would be delivered after the date of expiration or termination. At LICENSOR's reasonable request, LICENSEE shall provide LICENSOR with relevant information regarding LICENSEE's concluding sales of the inventory which LICENSOR considers important for maintaining the good-will of LICENSOR's brand. Additionally, at LICENSOR's reasonable request, LICENSEE shall facilitate LICENSOR's direct contact with any third parties involved in the sale and distribution of the Licensed Products. The right of LICENSEE to sell off inventory under this Paragraph is also subject to LICENSOR's right of first refusal to buy the inventory as provided in Paragraph 10(e).

         (e) RIGHT TO PURCHASE. LICENSOR or LICENSOR's designee shall have the option (but not the obligation) to purchase all or any part of LICENSEE's inventory of Licensed Products upon the following terms:

                  (i) LICENSOR shall notify LICENSEE of the intention to exercise this option within fifteen (15) days of delivery of the list of inventory and shall specify the Licensed Products to be purchased.

                  (ii) If termination is due to LICENSEE's breach, the price for Licensed Products shall be LICENSEE's standard cost (the actual manufacturing cost if manufactured by LICENSEE) and LICENSEE's Landed Cost, herein defined, (if not manufactured by LICENSEE.) "LANDED COST" means the F.O.B. price of Licensed Products together with customs, duties, and brokerage, demurrage, freight and insurance. If the Agreement expires by its own terms or due to LICENSOR's breach, the prices for Licensed Products shall be those offered by LICENSEE to its own favored customers.

                  (iii) LICENSEE shall deliver the Licensed Products purchased within fifteen (15) days of receipt of the notice to purchase. The purchase price shall be payable upon delivery; provided that LICENSOR shall be entitled to deduct any amounts owed it by LICENSEE.

         (f) WAIVER OF GOODWILL. LICENSEE waives any claim which it may have arising from any alleged goodwill created by LICENSEE from the alleged creation or increase of a market for Licensed Products.

         (g) RIGHT TO MANUFACTURE AND OFFER FOR SALE. Without Limiting LICENSOR's other rights in this Agreement, at any time during the three (3) months preceding expiration or termination, LICENSOR or any new licensee shall have the right to manufacture, show, advertise and take orders for the Licensed Products for delivery following said expiration or termination.

         (h) RIGHT OF SELL-OFF; DISPOSAL OF INVENTORY. Anything herein to the contrary notwithstanding, upon expiration or termination of this Agreement, subject to LICENSOR's right to purchase LICENSEE's inventory under Paragraph 10(e), LICENSEE shall have the right to sell off all of its inventory for a three
                  (3) month period, commencing the date of the expiration or termination of this Agreement. Such right of sell-off is subject to LICENSEE complying with the royalty payment provisions of this Agreement. All inventory not disposed of in accordance with this Paragraph shall be destroyed.

         (i) SUPPLIES BEARING THE PROPERTY. Upon the sooner of termination or thirty (30) days prior to expiration, LICENSEE shall provide:

                  (i) the name, addresses and phone numbers of each supplier on any item bearing the Property; and

                  (ii) an inventory of all supplies of any type bearing the Property, which shall specify the location of such items.

         (j) LICENSEE, at its option, shall use its commercially reasonable efforts to either (1) purchase all items bearing the Property held by any supplier and shall have all such items delivered to LICENSOR, at LICENSOR's cost or (2) cause the Property to be removed from all items bearing the Property held by any supplier. The purchase price to be paid by LICENSOR for such items shall be determined in accordance with Paragraph 10(e)(ii).

11. NOTICE AND APPROVALS. Any notice, approval, consent or agreement required or permitted under this Agreement shall be effective only if in writing, signed by an officer of the party giving notice, and delivered in person, or mailed by nationally recognized overnight courier or transmitted by facsimile transmission with electronic confirmation of receipt to the addressee's address or facsimile number set forth below (or such other address or facsimile number as the party changing its address specifies in a notice to the other party specifically referring to this Paragraph):

                                    If to LICENSOR:

                                    Genius Products, Inc.
                                    Attention:  President
                                    11250 El Camino Real, Suite 100
                                    San Diego, CA 92130
                                    Tel  (858) 793-8840
                                    Fax  (858) 793-8842

                                    With a copy to:

                                    Global Icons, LLC
                                    Attention:  Ken Abrams
                                    3679 Motor Avenue, 2nd Floor
                                    Los Angeles, CA 90034
                                    Tel  (310) 253-5100
                                    Fax  (310) 253-5110

                                    With a copy to:

                                    Silver & Freedman
                                    Attention:  Perry S. Silver
                                    1925 Century Park East, Suite 2100
                                    Los Angeles, California  90067-2722
                                    Tel  (310) 556-2356
                                    Fax  (310) 556-0832

                                    If to LICENSEE:

                                    Catton Apparel Group
                                    Attention:  Richard Rosenbluth
                                    112 West 34th Street, Suite 1905
                                    New York, New York 10120
                                    Tel  (212) 695-6343
                                    Fax  (212) 695-8459

                                    With a copy to:

                                    Goodkind, Labaton, Rudoff and Sucharoww, LLP
                                    100 Park Ave.
                                    New York, NY 10017-5563
                                    Attention: John H. Riley, Esq.
                                    Tel  (212) 907-0700
                                    Fax  (212) 883-7007

Notice shall be deemed given as of the date actually received by the last of the addressee party and that party's copy recipient to receive the notice as evidenced by acknowledgment of receipt, delivery in person, the date on the postal return, or electronic confirmation in the case of facsimile transmissions.

12. INTERPRETATION The License Agreement shall be interpreted to give LICENSOR maximum control of its Property and the usage of the Property. The caption headings of the sections are for convenience only and shall not be used for interpretation.

13. GOVERNING LAW/ JURISDICTION/ VENUE All questions concerning this Agreement, the rights and obligations of the parties, its enforcement, and its validity, effect, interpretation and construction which are governed by state law shall be determined under the laws of the State of California. All national law questions shall be governed by the laws of the United States of America; except that if LICENSOR seeks provisional relief, the law of the place where the provisional relief is sought shall apply. LICENSOR and LICENSEE agree to be subject to jurisdiction in Los Angeles County, California and in the federal district court situated therein and if there is no federal jurisdiction, state courts of California.

14. RELATIONSHIP OF THE PARTIES. Nothing in this Agreement shall be construed to place the parties in the relationship of legal representatives, partners, joint venturers or agents. LICENSEE shall have no power to oblige or bind LICENSOR or GLOBAL in any manner except as provided.

15. WAIVER AND INTEGRATION; AMENDMENTS. The failure of a party to insist upon strict adherence to any term of this Agreement, or to object to any failure to comply with any provision of this Agreement, shall not be a waiver of that term or provision, estop that party from enforcing that term or provision, or preclude that party from enforcing that term or provision by estoppel or by laches. The receipt by a party of any benefit from this Agreement (e.g., Royalty) shall not be construed as a waiver or estoppel of the right of that party to enforce any section. None of the terms of this Agreement shall be deemed to be waived or modified, including all provisions of this Paragraph, except by an express agreement in writing, signed by an authorized officer of the party against whom enforcement of the waiver or modification is sought, supported by a new consideration. This Agreement, including all attachments, constitutes the entire agreement between the parties, and supersedes all prior negotiations and agreements between the parties concerning its subject matter. This writing is intended as the final, complete and exclusive statement of the terms of the Agreement between the parties and cannot be changed or terminated orally.

16. INTEGRATION. This Agreement, and all Schedules referenced herein, constitutes the entire, final and exclusive agreement between the parties with respect to the matters set forth herein; any and all prior agreements, whether written or oral, with respect to the matters set forth herein, are superseded by this Agreement.

17. ATTORNEYS' FEES AND PROFESSIONAL EXPENSES. If any legal action or dispute arises under this Agreement, arises by reason of any asserted breach of it, or arises between the parties and is related in any way to the subject matter of the Agreement, the prevailing party shall be entitled to recover all costs and expenses including reasonable attorneys' fees, investigative costs, accounting fees and charges for experts. The "PREVAILING PARTY" shall be the party who is entitled to recover its costs of suit, whether or not the suit proceeds to final judgment; if there is no court action, the prevailing party shall be the party who wins any dispute. A party need not be awarded money damages or all relief sought in order to be considered the "prevailing party" by a court.

18. SURVIVAL All obligations of the parties of a continuing nature shall survive the termination or expiration of this Agreement.

19. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction or an arbitrator to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

20. BINDING AGREEMENT This Agreement shall be binding on and inure to the benefit of the parties and their respective successors, agents, affiliates, representatives and permitted assigns.

21. EXHIBITS/SCHEDULES All Exhibits or Schedules are incorporated into this Agreement.

22. REMEDIES. All specific remedies provided for in this Agreement shall be cumulative and shall not be exclusive of one another or of any other remedies available in law or equity.

23. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which together will constitute the same agreement, whether or not all parties execute each counterpart.

24.      MISCELLANEOUS

         (a) CD HANG-TAGS. LICENSOR shall provide LICENSEE with CD Hang-Tags at $0.40 ("Set Price") per CD Hang-Tag, provided that LICENSEE requests such CD Hang-Tags ninety (90) days prior to the date LICENSEE would require LICENSOR to deliver such CD Hang-Tags. In the event that LICENSEE requires LICNSOR to deliver such CD Hang-Tags within a shorter period of time, the Set Price shall be adjusted accordingly to cover LICENSOR's expenses related to the accelerated delivery schedule of such CD Hang-Tags.

         (b) INCLUSION OF LICENSOR'S/EXISTING AND FUTURE LICENSEES' PRODUCTS. LICENSEE shall use its commercially reasonable efforts to include in its gift sets (as defined in Schedule 1(b)) products manufactured by LICENSOR and/or any of LICENSOR's existing and/or future licensees.

         (c) CONSENTS/REQUESTS/APPROVALS: All consents, requests and approvals required under this Agreement shall not be unreasonably withheld or delayed.

     IN WITNESS WHEREOF the parties hereto have executed this License Agreement as of the day and year first above written.

LICENSOR:


By: /S/ Dorian Lowell
   --------------------------------------
Name:  Dorian Lowell
Its:  President




LICENSEE:


By:
   --------------------------------------
Name:
Its:  President

                                   SCHEDULE A
                                   ----------

                                    PROPERTY


         NAME                   REGISTRATION #             PRODUCT CLASS
         ----                   --------------             -------------
1.       "Baby Genius"

                                  SCHEDULE 1(a)
                                  -------------

                         DEFINITION OF LICENSED PRODUCTS

     A.  APPAREL:

         1. Coveralls
         2. Overall Sets
         3. Pants Sets
         4. Boy & Girls Basics
         5. Tee Shirts
         6. Short Sets
         7. Diaper Sets
         8. Rompers
         9.Creepers
         10. Shortall Sets
         11. Knit & Woven Short Sets
         12. Dresses
         13. Sportswear and Playwear
         14. Accessories (i.e., bootie, socks, visors, hats/caps, headbands & scrunches) may be sold in gift sets only, with any of the items listed above, but not separately.

     All of the above apparel shall be in sizes 0-4 T (i.e., newborn, infant and toddler sizes) for boys and girls.

     B.  LAYETTE GIFT SETS:

         1. FEEDING LAYETTE:
            ----------------
             a. Spoon
             b. Fork
             c. Sipper Cup
             d. Bottle
             e. Bowl
             f. Bibs
             g. Rattles
             h. Pacifier

         2.  BATH SET LAYETTE:
             ----------------
             a. Sponge
             b. Wash Cloths
             c. Song Ball
             d. Robe
             e. Comb
             f. Brush
             g. Mirrors

         All of the Layette Gift Sets shall always include apparel.

                                  SCHEDULE 1(b)
                                  -------------

CHANNELS OF DISTRIBUTION

The following Channels of Distribution apply to this License Agreement only if initialed by the authorized signatory of Licensor:

1. Distribution to the following tier of retailer from commencing upon execution of this Agreement and ending upon the expiration of the Agreement:
o        Mid-tier
o        Department stores
o        Specialty stores
o        Record stores
o        Airport shops
o        Duty Free shops
o        Internet
o        Direct mail order sales
o        Mass market
o        Drug chains
o        Supermarkets